PREPARED FOR: Physicians Resources Inc.

  MINOLTA MIMS 3000 Version 3.1 SINGLE-USER

  DOCUMENT IMAGING SYSTEM SOFTWARE AND HARDWARE INCLUDED

  ITEM DESCRIPTION PRICE

  1 DS 2200 Document Scanner "/Automatic Document Feed (22 $ 5,995.40 pages per minute), 8.5"x 14" maximum document size, Cable, and Software Drivers

  2 SP 3100M 10 page per minute Laser Printer with Imaging Unit and $ 2,895.00 Windows Print Driver with Cable

  3 Compaq 100 MHZ Pentium Personal Computer with 1 GB HDD, 8 $4,395.00 MB RAM, Microsoft DOS 6.2, Windows 3.1 and System Mouse, and 20" SVGA Monitor

  4 Minolta MIMS 3000 Version 3.1 Single-User Software Module $4,395.00

  5 OD 2000, 1.3 GB Optical Disk Drive with cables and WORM $4,795.00 software driver, includes one optical disk

  System Total $22,475.10

  Annual Hardware Maintenance Agreement $ 1,895.00

  Annual Software Maintenance Agreement $ 495.00

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